                                                              EXHIBIT 4.10



                 GENESYS TELECOMMUNICATIONS LABORATORIES, INC.

                            STOCK EXCHANGE AGREEMENT

                               FEBRUARY 26, 1997

                               TABLE OF CONTENTS


                                                                    Page

1.   Purchase and Sale of Stock..................................    1


     1.1   Sale and Exchange of Common Stock.....................    1
     1.2   Closing...............................................    1

2.   Representations and Warranties of the Company...............    1

     2.1   Organization, Good Standing and Qualification.........    1
     2.2   Capitalization and Voting Rights......................    1
     2.3   Authorization.........................................    2
     2.4   Valid Issuance of Common Stock........................    2
     2.5   Stock Options.........................................    2
     2.6   Permits...............................................    3
     2.7   Compliance with Other Instruments.....................    3
     2.8   Financial Statements..................................    3
     2.9   Tax Returns, Payments and Elections...................    3
     2.10   Patents and Trademarks...............................    4
     2.11   Material Contracts and Other Commitments.............    4
     2.12   MCI Communications Corporation.......................    4

3.   Representations and Warranties of the Investor..............    4
     3.1   Authorization.........................................    4
     3.2   Purchase Entirely for Own Account.....................    4
     3.3   Disclosure of Information.............................    5
     3.4   Investment Experience.................................    5
     3.5   Accredited Investor...................................    5
     3.6   Legends...............................................    5
     3.7   Title to Stock........................................    5
     3.8   Foreign Investor......................................    6
     3.9   Resales Subject to U.S. Securities Law................    6
     3.10   Offshore Execution...................................    6

4.   Additional Agreements.......................................    6
     4.1   Investor's Call Option................................    6
     4.2   Investor's Put Option.................................    7
     4.3   Unanimous Shareholders Agreement......................    7
     4.4   Revival of Agreements.................................    8
     4.5   Participation Right...................................    8
     4.6   Further Limitations on Disposition....................    9

5.   California Commissioner of Corporations......................   9
     5.1   Corporate Securities Law...............................   9


                               i.


6.   Conditions of Investor's Obligations at Closing............    9
     6.1   Representations and Warranties.......................   10
     6.2   Performance..........................................   10
     6.3   Qualifications.......................................   10
     6.4   Joint Venture Agreement..............................   10
     6.5   Co-Sale Agreement....................................   10
     6.6   Agreement with MCI Communications Corporation........   10

7.   Conditions of the Company's Obligations at Closing.........   10
     7.1   Representations and Warranties.......................   10
     7.2   Payment of Purchase Price............................   10
     7.3   Qualifications.......................................   10
     7.4   Joint Venture Agreement..............................   11

8.   Miscellaneous..............................................   11
     8.1   Termination of Warranties............................   11
     8.2   Successors and Assigns...............................   11
     8.3   Governing Law........................................   11
     8.4   Counterparts.........................................   11
     8.5   Titles and Subtitles.................................   11
     8.6   Notices..............................................   11
     8.7   Expenses.............................................   11
     8.8   Amendments and Waivers...............................   12
     8.9   Severability.........................................   12
     8.10  Entire Agreement.....................................   12

     EXHIBIT A        -      Unanimous Shareholders Agreement

     EXHIBIT B        -      Joint Venture Agreement

     EXHIBIT C        -      Co-Sale Agreement


                                     ii.

                            STOCK EXCHANGE AGREEMENT
                            ------------------------


          THIS STOCK EXCHANGE AGREEMENT is made as of the 26 day of February 1997, by and among Genesys Telecommunications Laboratories, Inc., a California corporation (the "Company"), and Bruncor Inc., a New Brunswick business corporation (the "Investor").

           THE PARTIES HEREBY AGREE AS FOLLOWS:

           1.   Purchase and Sale of Stock.
                --------------------------

           1.1  Sale and Exchange of Common Stock.  Subject to the terms and
                --------------------------------
conditions of this Agreement, the Company agrees to sell to Investor and Investor agrees to purchase 675,000 shares of Common Stock of the Company (as adjusted for stock splits, stock dividends, recapitalizations or similar events) (the "Company Shares") in exchange for all outstanding common shares of Genesys Laboratories Canada Inc. ("GenCan") presently owned by Investor, which consists of 49 common shares (the "Exchanged Shares").

          1.2  Closing.  The purchase and sale of the Common Stock shall take
               -------
place simultaneously at the offices of Brobeck, Phleger & Harrison, Two Embarcadero Place, 2200 Geng Road, Palo Alto, California, and the offices of Clark, Drummie & Company, 40 Wellington Row, Saint John, New Brunswick, Canada, at 10:00 a.m. California time (2:00 p.m. New Brunswick time) on February ___, 1997 or at such other time and place as the Company and the Investor mutually agree upon orally or in writing (which time and places are designated as the "Closing"). At the Closing the Company shall deliver to the Investor a certificate representing the Company Shares against payment of the purchase price by a certificate representing the Exchanged Shares.

          2.   Representations and Warranties of the Company.  Except as set
               ---------------------------------------------
forth on the Schedule of Exceptions attached hereto, the Company hereby represents and warrants to the Investor that:

          2.1  Organization, Good Standing and Qualification.  The Company is a
               ---------------------------------------------
corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority to carry on its business as now conducted.

          2.2  Capitalization and Voting Rights.  The authorized capital of the
               --------------------------------
Company consists, or will consist immediately prior to the Closing, of:

                                      1.

          (i) Preferred Stock.  4,146,870 shares of Preferred Stock, of which
              ---------------
(A) 900,000 shares have been designated Series A Preferred Stock (the "Series A Preferred Stock"), of which 900,000 shares are outstanding, (B) 1,897,878 shares have been designated Series B Preferred Stock (the "Series B Preferred Stock"), of which 1,897,878 shares are outstanding, and (C) 1,348,992 shares have been designated Series C Preferred Stock (the "Series C Preferred Stock"), all of which shares are expected to be either issued or subject to warrants outstanding on or about the date hereof.

               (ii) Common Stock.  120,000,000 shares of Common Stock (the
                    ------------
"Common Stock"), of which 12,069,086 are outstanding.

          (iii)     Options and Warrants.  (A) 5,171,940 shares of Common Stock
                    --------------------
subject to options granted under the Company's 1995 Stock Option Plan (with a total of 834,272 shares available for future grants), (B) 420,282 shares of Common Stock subject to outstanding warrants, and (C) warrants to purchase Series C Preferred Stock as described in Section 2.2(i) above.

          2.3  Authorization.  All corporate action on the part of the Company,
               -------------
its officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement, the performance of all obligations of the Company hereunder, and the authorization, issuance, sale and delivery of the Common Stock being sold hereunder has been taken or will be taken prior to the Closing, and this Agreement constitutes a valid and legally binding obligation of the Company, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, and
(ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

          2.4  Valid Issuance of Common Stock.  The Common Stock that is being
               ------------------------------
purchased by the Investor hereunder, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid, and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer under this Agreement and under applicable state and federal securities laws.

          2.5  Stock Options.  Except as set forth in the Schedule of
               -------------
Exceptions, options outstanding under the Company's 1995 Stock Option Plan are subject to the following vesting schedule: four-year vesting, with 25% vesting after one year of completion of service and the remaining 75% in 36 equal monthly installments thereafter. The number of stock options to be granted over the next twelve months is not currently expected to represent greater than 15% of the total capitalization of the Company.

                                      2.

          2.6  Permits.  The Company has all franchises, permits, licenses, and
               -------
any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could materially and adversely affect the business, properties, prospects, or financial condition of the Company.

          2.7  Compliance with Other Instruments.  The Company is not in
               ---------------------------------
violation or default in any material respect of any provision of its Articles of Incorporation or Bylaws, or in any material respect of any material instrument, judgment, order, writ, decree or contract to which it is a party or by which it is bound, or, to the best of its knowledge, of any provision of any federal or state statute, rule or regulation applicable to the Company. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, order, writ, decree or contract or an event that results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization, or approval applicable to the Company, its business or operations or any of its assets or properties.

          2.8  Financial Statements.  The Company has delivered to the Investor
               --------------------
its audited financial statements (balance sheets and profit and loss statements) for the fiscal years ending June 30, 1994 and 1995 as well as the unaudited financial statements for the fiscal year ending June 30, 1996 and the 6-month period ending December 31, 1996 (the "Financial Statements"). The Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated and with each other, except that the Financial Statements may not contain all footnotes required by generally accepted accounting principles. Except as set forth in the Financial Statements, the Company has no material liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to December 31, 1996 and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the Financial Statements, which, in both cases, individually or in the aggregate, are not material to the financial condition or operating results of the Company.

          2.9  Tax Returns, Payments and Elections.  The Company has filed all
               -----------------------------------
tax returns and reports as required by law. These returns and reports are true and correct in all material respects. The Company has paid all taxes and other assessments due, except those contested by it in good faith that are listed in the Schedule of Exceptions. Since the date of the Financial Statements, the Company has made adequate provisions on its books of account for all taxes, assessments and governmental charges with respect to its business, properties and operations for such period. The Company has withheld or collected from each payment made to each of its employees,

                                      3.

the amount of all taxes (including, but not limited to, federal income taxes, Federal Insurance Contribution Act taxes and Federal Unemployment Tax Act taxes) required to be withheld or collected therefrom, and has paid the same to the proper tax receiving officers or authorized depositaries.

          2.10 Patents and Trademarks.  To the best of its knowledge (but
               ----------------------
without having conducted any special investigation or patent search), the Company has sufficient title and ownership of all patents, trademarks, service marks, trade names, copyrights, trade secrets, information, proprietary rights and processes necessary for its business as now conducted without any conflict with or infringement of the rights of others. The Company has not received any communications alleging, nor does the Company have any reason to believe that the Company has violated or, by conducting its business as proposed, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity.

          2.11 Material Contracts and Other Commitments.   The Company does not
               ----------------------------------------
have any contract, agreement, lease, or other commitment, written or oral, absolute or contingent, other than (i) contracts entered into in the ordinary course of business, including without limitations, sales contracts and license agreements; and (ii) contracts terminable at will by the Company on no more than sixty (60) days notice without cost or liability to the Company.

          2.12 MCI Communications Corporation.  The Company is currently
               -------------------------------
negotiating the sale of not less than 674,475 shares of Series C Preferred Stock of the Company at a per share price of $11.12 to MCI Communications Corporation ("MCI"). Based upon current negotiations, upon issuance of such stock and absent the occurrence of any events that would result in an adjustment in the conversion price of such stock (as determined by the Company's Articles of Incorporation), each share of such series of Preferred Stock is expected to be convertible into one share of Common Stock of the Company.

          2.13 Litigation; Claims.  There are no (a) claims, actions, suits,
               -------------------
proceedings or investigations pending or (to the knowledge of the Company) threatened by or against the Company in relation to the Company or its business, or (b) judgments, decrees, arbitration awards, agreements or orders binding upon the Company in relation to the Company or its business. No material claims, including without limitation, product liability claims, have been asserted against the Company in relation to the Company or its business during the past ten (10) years, and, to the knowledge of the Company, there is no reasonable basis for any material action, proceeding or investigation involving the Company in relation to the Company or its business.

          3.   Representations and Warranties of the Investor.  Except as set
               ----------------------------------------------
forth on the Schedule of Exceptions attached hereto, Investor hereby represents and warrants that:

                                      4.

          3.1  Authorization.  Such Investor has full power and authority to
               -------------
enter into this Agreement, and this Agreement constitutes its valid and legally binding obligation, enforceable in accordance with its terms.

          3.2  Purchase Entirely for Own Account.  This Agreement is made with
               ---------------------------------
such Investor in reliance upon such Investor's representation to the Company, which by such Investor's execution of this Agreement such Investor hereby confirms, that the Company Shares to be received by such Investor (the "Securities") will be acquired for investment for such Investor's own account, not as a nominee or agent, and not with a view to the distribution of any part thereof, and that such Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, such Investor further represents that such Investor does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Securities.

          3.3  Disclosure of Information.  Such Investor believes it has
               -------------------------
received all the information it considers necessary or appropriate for deciding whether to purchase the Company Shares. Such Investor further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Company Shares and the business, properties, prospects and financial condition of the Company. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 2 of this Agreement or the right of the Investor to rely thereon.

          3.4  Investment Experience.  Such Investor is an investor in
               ---------------------
securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Company Shares.

          3.5  Accredited Investor.  Such Investor is an "accredited investor"
               -------------------
within the meaning of Securities and Exchange Commission ("SEC") Rule 501 of Regulation D, as presently in effect.

          3.6  Legends.  It is understood that the certificates evidencing the
               -------
Securities will bear a legend substantially similar to the legend as set forth in the Registration Rights Agreement, dated as of even date herewith, by and among the Company and certain other parties named therein (the "Rights Agreement").

          3.7  Title to Stock.  The Investor has good title to the Exchanged
               --------------
Shares to be transferred by such Investor to the Company under this Agreement, free and clear of any lien, pledge, security interest or other encumbrance (other than restrictions on transfer arising under applicable securities laws) and, upon delivery of the Company

                                      5.

Shares at the Closing as provided for in this Agreement, and assuming the Company receives the Exchanged Shares in good faith and without notice of any adverse claim, the Company will receive good title thereto, free and clear of any lien, pledge, security interest or encumbrance (other than restrictions on transfer arising under applicable securities laws.)

          3.8  Foreign Investor.  The Investor certifies that it is not a U.S.
               ----------------
person and that it is not acquiring the Securities for the account or benefit of any U.S. person, as those terms are defined in Regulation S under the Act.

          3.9  Resales Subject to U.S. Securities Law.  The Investor
               --------------------------------------
acknowledges that the Securities have not been registered under the Act, and agrees to resell the Securities only in accordance with the provisions of Regulation S under the Act, pursuant to registration under the Act, or pursuant to an available exemption from such registration.

          3.10 Offshore Execution.  The document effecting this purchase and
               ------------------
transfer will be executed by the Investor outside the United States.

          4.   Additional Agreements.
               ---------------------

          4.1  Investor's Call Option.
               ----------------------

          (a) Subject to the provisions set forth below and compliance with applicable federal and state securities laws of the United States and other applicable laws, Investor shall have the right, at its election, for a period of six months commencing January 1, 1999, to exchange all, but not less than all, of the Company Shares received by Investor as specified in Section 1.1 above into common shares in the capital of GenCan carrying 49% of the Actual Voting Power of GenCan. "Actual Voting Power" shall mean the total number of votes that may be cast in the election of directors of GenCan at any meeting of stockholders of GenCan if all shares of Common Stock and other securities of GenCan entitled to vote generally in the election of Directors were present and voted at such meeting. This right will terminate at the IPO Filing or upon the execution of an agreement for the acquisition of the Company (which shall include a merger or a purchase of substantially all of the assets of the Company). "IPO Filing" shall mean the initial filing of a Registration Statement under the Securities Act of 1933, as amended, with the Securities and Exchange Commission for the sale of equity securities of the Company.

          (b) The option set forth in Section 4.1(a) (the "Call Option") shall be exercisable by delivering written notice to the Company (the "Call Notice") together with a certificate or certificates representing the Company Shares received by Investor pursuant to Section 1.1 above (the "Certificate") to the Company.

                                      6.

          (c) Within 30 days of receipt of the Call Notice and the Certificate, the Company will deliver to Investor a certificate representing common shares in the capital of GenCan carrying 49% of the Actual Voting Power of GenCan.

          4.2  Investor's Put Option.
               ---------------------

          (a) Subject to the provisions set forth below and compliance with applicable federal and state securities laws of the United States and other applicable laws, in the event the Company:

               (i) consummates the sale of substantially all of the assets of the Company to a party other than Bruncor (the "Sale of Assets") and

               (ii) the Board of Directors of the Company does not within 180 days either:
                    (A) adopt a plan to liquidate the Company within a reasonable time period; or

                    (B) adopt a plan to invest the proceeds from the Sale of Assets in a business activity that contemplates engaging in the business opportunities set forth in Sections 1.1 and 1.2 of that certain Joint Venture Agreement to be entered into by the parties on or prior to the Closing Date, then the Investor shall have the right, at its election, during the period of 30 days thereafter to require the Company to purchase all, but not less than all, of the Company Shares received by Investor as specified in Section 1.1 above for such amount as the holder of such shares of Common Stock would have been entitled to receive under the Company's Articles of Incorporation if Board of Directors of the Company had elected to liquidate the Company. This right will terminate at the IPO Filing or upon the execution of an agreement for the acquisition of the Company (which shall include a merger or a purchase of substantially all of the assets of the Company in which the foregoing right does not apply or has expired).

          (b) The option set forth in Section 4.2(a) (the "Put Option") shall be exercisable by delivering written notice to the Company (the "Put Notice") together with the Certificate endorsed to the Company.

          (c) After receipt of the Put Notice, the Company will promptly deliver to Investor the payment set forth above; provided that to the extent the Sale of Assets proceeds is subject to payment in installments or other manner, then the timing of the payment provided for hereunder shall be adjusted in a manner consistent with the timing of the receipt of the Sale of Assets proceeds.

                                      7.

          4.3  Unanimous Shareholders Agreement.  Effective upon the Closing the
               --------------------------------
Unanimous Shareholders Agreement attached hereto as Exhibit A shall terminate in its entirety.

          4.4  Revival of Agreements.  In the event that Investor notifies the
               ---------------------
Company of its intention to exercise its rights in Section 4.1(a) above to reacquire an interest in GenCan, the parties agree that they will in good faith negotiate and enter into a new Unanimous Shareholders Agreement and Joint Venture Agreement with the understanding that the parties will be placed in substantially the same position as they were prior to the Closing Date; however, the parties shall consider the transactions effected herein and other new transactions that may be entered into by the parties.

          4.5  Participation Right.  Subject to the terms and conditions
               -------------------
specified in this paragraph 4.5, the Company hereby grants to Investor a participation right with respect to future sales by the Company of its Shares (as hereinafter defined). Each time the Company proposes to issue any shares of, or securities convertible into or exercisable for any shares of, any class of its capital stock ("Shares"), the Company shall first make an offering of such Shares to Investor in accordance with the following provisions:

          (a) the Company shall deliver a notice by certified mail ("Notice") to Investor stating (i) its bona fide intention to offer such Shares, (ii) the number of such Shares to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such Shares.

          (b) By written notification received by the Company within 10 calendar days after giving of the Notice, Investor may elect to purchase or obtain, at the price and on the terms specified in the Notice, that portion of the Shares which equals Investor's percentage ownership of the Company's capital stock on a fully-diluted basis. If Investor fails to exercise its rights to purchase its pro-rata portion of the Shares, the Company may enter into an agreement for the sale thereof on terms substantially the same as those described in the Notice. If the Company does not enter into an agreement for the sale of the Shares within 60 days from the date of the Notice, the right provided hereunder shall be deemed to be revived and such Shares shall not be offered unless first reoffered to Investor in accordance herewith.

          (c) The participation right in this paragraph 4.5 shall not be applicable (i) to the issuance or sale of shares of common stock (or options therefor) to employees for the primary purpose of soliciting or retaining their employment, (ii) to or after consummation of a bona fide, firmly underwritten public offering of shares of common stock of the Company, registered under the Securities Act of 1933, as amended, pursuant to a registration statement on Form S-1, (iii) the issuance of securities pursuant to the conversion or exercise of convertible or exercisable securities, (iv) the issuance of securities in connection with a bona fide business acquisition of or by the Company, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise

                                      8.

or (v) the issuance of stock, warrants or other securities or rights to persons or entities with which the Company has business relationships provided such issuances are for other than primarily equity financing purposes.

          (d) The participation right set forth in this Section 4.5 may not be assigned or transferred.

          (e) The participation right set forth in this Section 4.5 shall terminate upon the filing of a Registration Statement under the Securities Act of 1933 with the Securities and Exchange Commission.

          (f) The participation right set forth in this Section 4.5 is in lieu of the right of first refusal as set forth in the Rights Agreement.

          4.6  Transferability of Securities.  Notwithstanding Sections 3 and 4
               -----------------------------
of the Rights Agreement, the parties agree that they will use their good faith, commercially reasonable efforts to remove the restrictions on the disposition of the Securities as early as permissible under Rule 144 or Regulation S of the Securities Act.

          4.7  Financial Reporting.  The Company hereby covenants and agrees
               -------------------
with Investor that from and after the Closing, so long as any shares of Series C Preferred Stock is outstanding, the Company will deliver to Investor (i) within thirty (30) days after the end of each quarter, quarterly unaudited financial statements; (ii) within one hundred twenty (120) days after the end of each fiscal year, audited financial statements for such period; and (iii) within ninety (90) days after the end of the fiscal year, an annual financial plan for the Company.

          5.   California Commissioner of Corporations.
               ---------------------------------------

          5.1  Corporate Securities Law.  THE SALE OF THE SECURITIES THAT ARE
               ------------------------
THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION FOR SUCH SECURITIES PRIOR TO SUCH QUALIFICATION IS UNLAWFUL, UNLESS THE SALE OF SECURITIES IS EXEMPT FROM QUALIFICATION BY SECTION 25100, 25102 OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED, UNLESS THE SALE IS SO EXEMPT.

          6.   Conditions of Investor's Obligations at Closing.  The obligations
               -----------------------------------------------
of the Investor under Section 1.1 of this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions:

                                      9.

          6.1  Representations and Warranties.  The representations and
               ------------------------------
warranties of the Company contained in Section 2 shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of such Closing.

          6.2  Performance.  The Company shall have performed and complied with
               -----------
all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

          6.3  Qualifications.  All authorizations, approvals, or permits, if
               --------------
any, of any governmental authority or regulatory body of the United States, Canada or of any state or province that are required in connection with the lawful issuance and sale of the Securities and the transfer of the Exchanged Shares pursuant to this Agreement shall be duly obtained and effective as of the Closing.

          6.4  Joint Venture Agreement.  The Company shall have entered into the
               -----------------------
Joint Venture Agreement with Investor, substantially in the form attached hereto as Exhibit B, on or prior to the Closing.

          6.5  Co-Sale Agreement.  Greg Shenkman and Alec Miloslavsky shall have
               -----------------
entered into the Co-Sale Agreement with the Investor, substantially in the form attached hereto as Exhibit C, on or prior to the Closing.

          6.6  Agreement with MCI Communications Corporation.  The Company shall
               ---------------------------------------------
have closed on or prior to the Closing Date the purchase by MCI Communications Corporation of an aggregate of at least 674,475 shares of Series C Preferred Stock of the Company at a per share price of $11.12 each of which shares is, as of the Closing Date, convertible into common stock on a one-to-one basis.

          7.   Conditions of the Company's Obligations at Closing.  The
               --------------------------------------------------
obligations of the Company to the Investor under this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions by such Investor:

          7.1  Representations and Warranties.  The representations and
               ------------------------------
warranties of the Investor contained in Section 3 shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing.

          7.2  Payment of Purchase Price.  The Investor shall have delivered the
               -------------------------
consideration specified in Section 1.1.

          7.3  Qualifications.  All authorizations, approvals, or permits, if
               --------------
any, of any governmental authority or regulatory body of the United States, Canada or of any state or province that are required in connection with the lawful issuance and sale of the

                                      10.

Securities and the transfer of the Exchanged Shares pursuant to this Agreement shall be duly obtained and effective as of the Closing.

          7.4  Joint Venture Agreement.  The Investor shall have entered into
               -----------------------
the Joint Venture Agreement with the Company, substantially in the form attached hereto as Exhibit B, on or prior to the Closing.

          8.   Miscellaneous.
               -------------

          8.1  Termination of Warranties.  Notwithstanding any investigation
               -------------------------
conducted at any time with regard thereto by or on behalf of any party, all of the warranties and representations of the Company and the Investor contained in
Section 2 and 3 shall survive the execution, delivery and performance of this Agreement and shall survive until the second anniversary of the date of this Agreement.

          8.2  Successors and Assigns.  Except as otherwise provided herein, the
               ----------------------
terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

          8.3  Governing Law.  This Agreement shall be governed by and construed
               -------------
under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.

          8.4  Counterparts.  This Agreement may be executed in two or more
               ------------
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          8.5  Titles and Subtitles.  The titles and subtitles used in this
               --------------------
Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

          8.6  Notices.  Unless otherwise provided, any notice required or
               -------
permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified, by registered or certified mail, postage prepaid and addressed to the party to be notified at the address indicated for such party on the signature page hereof, or at such other address as such party may designate by ten (10) days' advance written notice to the other parties.

          8.7  Expenses.  Irrespective of whether the Closing is effected, each
               --------
party shall pay all costs and expenses that it incurs with respect to the negotiation, execution,

                                      11.

delivery and performance of this Agreement. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

          8.8  Amendments and Waivers.  Any term of this Agreement may be
               ----------------------
amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Investor. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any securities purchased under this Agreement at the time outstanding, each future holder of all such securities, and the Company.

          8.9  Severability.  If one or more provisions of this Agreement are
               ------------
held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

          8.10 Entire Agreement.  This Agreement and the documents referred to
               ----------------
herein (including the Joint Venture Agreement and all documents referred to therein) constitute the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof, and supersede any and all prior agreements and understandings among the parties.

                                      12.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                              GENESYS TELECOMMUNICATIONS
                              LABORATORIES, INC.



                              By:  /s/ Gregory Shenkman
                                    --------------------------------------
                              Print: Gregory Shenkman
                                    --------------------------------------
                              Title: President and Chief Executive Officer
                                    --------------------------------------
                                    1155 Market Street, 11th Floor
                                    San Francisco, CA 94103



                              BRUNCOR, INC.:



                              By:  /s/ G. L. Pond
                                    --------------------------------------
                              Print: G. L. Pond
                                    --------------------------------------
                              Title: President
                                    --------------------------------------



                              By:  /s/ G. R. Parker
                                   --------------------------------------
                              Print: G. R. Parker
                                    --------------------------------------
                              Title: Treasurer
                                    --------------------------------------
                                    One Brunswick Square
                                    Saint John, New Brunswick
                                    Canada E2L 41A



                  [signature page to Stock Exchange Agreement]

                                      13.